Exhibit 8.1

Subsidiaries of CollPlant Biotechnologies Ltd.

CollPlant Biotechnologies Ltd. has the following subsidiaries.

Subsidiary Name	Jurisdiction of Incorporation	Percentage of Ownership
CollPlant Ltd.	Israel	100%
CollPlant Inc.	Delaware	100%[1]

(1) Indirectly, through our 100% ownership of CollPlant Ltd.